Exhibit 1
JOINT FILING AGREEMENT
     The undersigned persons, on April 27, 2007, agree and consent to the joint filing on their behalf of this Schedule 13D in respect of the Common Shares of the Thomson Corporation.

The Bank of Nova Scotia
By:	/s/ Deborah Alexander
	Name:	Deborah Alexander
	Title:	Executive Vice-President, General Counsel and Secretary

The Bank of Nova Scotia Trust Company
By:	/s/ Gerald W. Owen
	Name:	Gerald W. Owen
	Title:	Managing Director, Estates and Trusts

By:	/s/ Brian McCabe
	Name:	Brian McCabe
	Title:	Managing Director and Head, Scotiatrust